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                                                                       EXHIBIT 7

                       PURCHASE AND SETTLEMENT AGREEMENT

  This purchase and settlement agreement is entered into this 6th day of November, 1995,, by and between Paul W. Ruben and Paul J. Diehl, M.D. (hereinafter referred to as "Sellers") and InMedica Development Corporation, a Utah corporation (hereinafter referred to as "Buyer").

  Whereas, Sellers have developed certain non-invasive hematocrit measuring technology (hereinafter referred to as "the technology") and Buyer desires to purchase the technology.

  Wherefore, the parties agree as follows:

  Sellers agree to sell the technology to Buyer in consideration of the sum of $200,000, including a down payment of $98,000, certified funds, paid jointly to the Sellers upon execution of this agreement by all parties hereto and a promissory note executed by the Buyer's duly authorized representative, and personally guaranteed by Buyer's president, Larry E. Clark, payable jointly to the Sellers for a total sum of $102,000, with interest at the rate of 10% per annum, payable in four installments, with the first installment of $25,500 due on or before January 15, 1996, the second installment of $25,500 due on or before April 15, 1996, the third installment of $25,500 due on or before July 15, 1996, and the final installment of $25,500 together with accrued interest due on or before October 15, 1996.

  Upon receipt of the down payment, Paul W. Ruben will deliver the portable prototype to Dr. Alan Kaminski or Buyer's other duly designated representative. During the two week period immediately following the delivery of the prototype Paul W. Ruben will deliver all prototypes, notebooks, faxes, test date, schematic drawings, circuit board artwork, and software source code relating to this project to Dr. Kaminski or Buyer's other duly designated representative. During this two week period, Paul W. Ruben will provide up to 56 hours of free consultation to explain the theory, discuss findings, and answer any questions to the best of his ability.

  Following the two-week period described above, Paul W. Ruben will provide Buyer up to 8 hours of consultation per week at the rate of $80.00 per hour to prepare patent materials, answer questions and/or provide general engineering services such as software or hardware modifications. Buyer agrees that payments to Paul W. Ruben for the foregoing consulting services shall be paid in full no more than 5 working days after receipt of his monthly

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invoice.

  In further consideration of the payments made and obligations undertaken by Buyer, herein, and the resolution of the dispute referred to below, Sellers each individually covenant that neither of them, jointly or separately, will disclose, in any fashion, to any person or entity, any of the non-invasive hematocrit measurement technology developed by them to any person for a period of five years from the date hereof. Further, Sellers each individually and jointly covenant not to compete with Buyer or its subsidiaries, ventures, assigns, successors, or contractors in any fashion, directly or indirectly, in the business of research, development, marketing, manufacturing or sale of any and all devices, prototypes, systems, hardware, software or other products intended to measure hematocrit or to measure other phenomenon in living organisms based on impedance technology or theory. This Non-Competition and Non-Disclosure agreement shall continue in effect for a period of five years from the date hereof and is effective worldwide. Further, Sellers, jointly and severally, agree that they will not accept employment with, or act as consultant, contractor, advisor, or in any other capacity for, a competitor of Buyer, or enter into competition with Buyer, either alone or through an entity owned or managed in whole or in part by Sellers. The term "competitor" as used in this paragraph means any entity engaged in research, development, manufacture, marketing or sale of any device using impedance technology or theory.

  The parties hereto have agreed that the following factual information is relevant to a consideration of the reasonableness of the foregoing Non-competition and Non-Disclosure Covenants: (a) InMedica has, for in excess of five years, been engaged in the research and development of impedance theory and a device capable of measuring hematocrit, without the necessity of a needle stick to draw blood for the measurement; (b) during June, 1994, InMedica personnel interviewed Ruben, at Diehl's request, to consider Ruben to be hired as an engineer to pursue the hematocrit research further for InMedica; at the time, Ruben signed a non-disclosure agreement with InMedica which was effective for a period of five years; (c) when InMedica did not hire Ruben, Diehl and Ruben made a separate arrangement and pursued work on hematocrit research, producing a device or prototype to measure hematocrit; (d) a dispute subsequently arose between InMedica, Ruben and Diehl as to the ownership of the work done by Ruben and Diehl and the parties have agreed to the terms and conditions of this Agreement in order to fully compromise and settle their respective claims; (e) neither Diehl nor Ruben has ever previously conducted research on impedance theory or the measure of hematocrit non-invasively; Diehl is a medical doctor and Ruben is an electrical engineer, both having followed professions other than research and development of

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medical technology devices (except that Diehl was President of InMedica for a time, while InMedica was engaged in such research and development, although he continued to work full time as an anesthesiologist); neither Ruben nor Diehl will consequently be impaired in any way in pursuing their careers by entering into this Non-Competition and Non-Disclosure agreement and neither has any necessity or intent to compete with InMedica, directly or indirectly, in the future; (f) InMedica has had patent applications pending on non-invasive hematocrit inventions for several years, based on its research and trade secrets; and (h) the technology to measure hematocrit non-invasively is potentially a significant medical advance which InMedica has always intended to market worldwide, if and when warranted, and the parties agree that the world-wide ban on competition by Diehl and Ruben is consequently reasonable.

  The parties have attempted to limit the rights of Diehl and Ruben to compete to the extent necessary to protect InMedica from unfair competition and the parties are in agreement that the Non-Competition and Non-Disclosure covenants are reasonable and that the foregoing information is factual, complete and accurate.

  As further consideration for this purchase and settlement agreement Buyer, together with its successors and assigns, hereby releases and forever discharges any and all claims and causes of action it may have against both Paul W. Ruben and Paul J. Diehl, M.D. arising from the development of the technology, including, but not limited to, breach of any non-disclosure agreement and/or breach of any fiduciary duty owed to the Buyer. Further, Buyer agrees to indemnify and hold Paul W. Ruben and Paul J. Diehl, or either of them, harmless from and against any and all claims and or causes of action brought against them arising out of the development and or sale of the technology to the Buyer.

  This agreement contains the entire agreement of the parties, and shall not be modified except by an instrument in writing executed by all parties hereto.

/s/ Paul W. Ruben               /s/ Paul J. Diehl
--------------------------      ----------------------------
Paul W. Ruben, Seller           Paul J. Diehl, M.D., Seller

[notarizations]

InMedica Development Corporation

By/s/ Larry E. Clark
  ------------------
Its President

[notarization]

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